Exhibit 99 to Form 4 filed on behalf of Edward M.
Muller for Transaction Date 2/1/08

Price		Shares

 $18.2400  	550

 $18.1600  	1633

 $18.1400  	850

 $18.1100  	332

 $18.1000  	3685

 $17.5600  	2500

 $17.5500  	450

 $17.5300  	947

 $17.5100  	1553

 $17.5000  	2500